Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
January 23, 2018	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES PRELIMINARY FOURTH QUARTER SALES AND NET LOSS; AMENDMENT TO AGREEMENT TO SELL SUBSTANTIALLY ALL OF ITS ASSETS

High Point, North Carolina, January 23, 2018/Globe Newswire/ – Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that it expects to report net sales for the fourth quarter of 2017 of approximately $11.9 million and a fourth quarter net loss of approximately $6.7 million, which includes receipt of $433,000 in CDSOA proceeds. Most of the fourth quarter net loss was attributable to non-recurring charges including approximately $3.3 million in charges for obsolete and slow-moving inventory, approximately $1.7 million in charges relating to the departure of the company’s former chief executive offer and two directors during the quarter (including approximately $0.5 million of non-cash accrued expense pursuant to the terms of the former chief executive officer’s separation agreement and approximately $0.9 million in non-cash charges associated with the vesting of restricted stock held by the former chief executive officer and directors) and approximately $0.8 million of transaction expenses in connection with the proposed sale of substantially all of the Company’s assets.

In addition, the Company announced today that it has entered into an amendment to its previously announced agreement to sell substantially all of its assets to Churchill Downs LLC (“Buyer”) providing for a revised purchase price consisting of a combination of cash and a subordinated promissory note aggregating $18.4 million, as well as a 5% equity interest in Buyer’s post-closing ultimate parent company. The cash portion of the revised purchase price will be at least $7 million, consisting of $3.5 million pursuant to Buyer’s equity financing agreements and the proceeds available at closing under Buyer’s loan agreement with North Mill Capital LLC to fund the cash portion of the purchase price. The principal amount of the subordinated promissory note of Buyer will be the difference between $18.4 million and the cash paid by Buyer at closing. The amended agreement continues to provide for Buyer to assume substantially all the Company’s liabilities. Under the amendment, the Company will retain certain assets, including cash in an amount of at least $0.6 million, net operating loss carryforwards, and any remaining payments under the Continued Dumping and Subsidy Offset Act. As previously disclosed, Buyer is a Delaware limited liability company formed by Walter Blocker, Chairman of Vietnam Trade Alliance in Ho Chi Minh City, to acquire the Stanley assets. In connection with the amendment, Walter Blocker agreed to provide an additional $500,000 in equity financing to fund a portion of the cash purchase price.

In addition to the revised purchase price, the amendment announced today provides the Company with a go-shop period during which it will actively solicit alternative proposals from third parties for the next 14 days concluding at 11:59 p.m. on February 5, 2018 and permitting the Company to continue discussions for an additional 16 days with any party submitting a proposal by that time if the Company’s board of directors determines that proposal could reasonably be expected to lead to a superior proposal (as defined in the agreement) without financing conditions. The amendment also provides for the Company to pay a termination fee of $375,000, rather than $750,000, if it terminates the agreement in connection with a proposal the Company’s board of directors determines to be a superior proposal during the go-shop period. There can be no assurance that this process will result in a superior proposal. The Company does not intend to disclose developments with respect to the solicitation process unless and until its board of directors has made a decision with respect to terminating the agreement or changing its recommendation in connection with a superior proposal.

The closing of the asset sale, which is subject to approval by the Company’s stockholders, Buyer closing on financing pursuant to its existing financing agreements with North Mill Capital LLC, Endurance Capital Group and Walter Blocker, and other customary closing conditions, is still expected to occur in the first quarter of 2018.

Upon the signing of the agreement in November 2017, Buyer delivered into escrow a $750,000 deposit towards the cash consideration for the sale. If Buyer is unable to close on its financing or the agreement is terminated for certain other reasons, the Company is entitled to receive the deposit as a termination fee.

As previously announced, the Company does not intend to liquidate following the closing of the transaction. The Company’s board of directors will evaluate alternatives for use of the cash consideration, which are expected to include using a portion of the cash to either repurchase Company common stock or pay a special dividend to stockholders, and also using a portion of the cash to acquire non-furniture related assets that will allow the Company to potentially derive a benefit from its substantial net operating loss carryforwards. The Company anticipates transaction costs including professional fees and change in control payments to be approximately $2.5 million.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include that the Company’s year-end audit has not been finalized and final net sales and net loss may differ from the expected amounts above, the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement, an inability to complete the proposed transaction due to a failure to obtain the approval of the Company’s stockholders or a failure by Buyer to obtain sufficient financing to fund the cash consideration, the occurrence of events that negatively impact the Company’s liquidity in such a way as to limit or eliminate the Company’s ability to use proceeds from the transaction to fund a repurchase program or pay a special dividend, or an inability on the part of the Company to identify a suitable business to acquire or develop with the proceeds of the transaction, as well as the other risks and uncertainties identified in filings by the Company with the Securities and Exchange Commission (“SEC”), including its periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement speaks only as of the date of this news release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed a preliminary proxy statement, and intends to file a revised preliminary proxy statement, with the SEC and intends to file with the SEC and furnish to the Company’s stockholders a definitive proxy statement and other relevant documents pertaining to the proposed transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanley Furniture Company, Inc., 200 North Hamilton Street, No. 200, High Point, North Carolina 27260, Attn: Anita W. Wimmer.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 13, 2017.